Exhibit 10.1

SECOND AMENDMENT TO PROMISSORY NOTE, WARRANT AND
REGISTRATION RIGHTS AGREEMENT

THIS SECOND AMENDMENT TO PROMISSORY NOTE, WARRANT AND REGISTRATION RIGHTS AGREEMENT (the “Amendment”) dated as of June 28, 2002, is by and between Miller Exploration Company, a Delaware corporation (the “Company”), and Veritas DGC Land, Inc., a Delaware corporation (“Veritas”).

W I T N E S S E T H:

WHEREAS, on April 15, 1999, the Company issued a promissory note (as amended, the “Note”) to Veritas in the principal amount of four million six hundred ninety-six thousand forty and 60/100 dollars ($4,696,040.60), representing the outstanding balance due Veritas for services provided to the Company in 1998 and 1999;

WHEREAS, also on April 15, 1999, the Company issued a warrant (as amended, the “Warrant”) to Veritas that enables Veritas to purchase shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), in lieu of receiving cash payments for the interest obligations under the Note, according to the terms set forth in the Warrant;

WHEREAS, also on April 15, 1999, the Company and Veritas entered into a Registration Rights Agreement (as amended, the “Registration Rights Agreement”), under which the Company agreed to register shares of Common Stock issued upon exercise of the Warrant as set forth therein;

WHEREAS, the Note, Warrant and Registration Rights Agreement were amended by that certain First Amendment to Promissory Note, Warrant and Registration Rights Agreement dated July 18, 2000 (the “First Amendment”);

WHEREAS, as of the date hereof, the Warrant represents the right to purchase 600,498 shares of Common Stock, which constitutes a portion of the interest under the Note from April 15, 1999 through April 14, 2002;

WHEREAS, the parties hereto desire to again amend certain terms of the Note and the Warrant (the “Second Amendment”);

WHEREAS, as an inducement for Veritas to enter into this Second Amendment, and concurrently herewith, pursuant to an assignment substantially in the form attached hereto as Exhibit A, the Company will grant Veritas an overriding royalty on its entire leasehold that is not held by production in Michigan, Mississippi and Alabama (specifically excluding any interest in the Blackfeet Indian Reservation) equal to the Company’s share of the difference between (a) existing lease burdens and (b) twenty-five percent (25%).

WHEREAS, also as an inducement for Veritas to enter into this Second Amendment, and concurrently herewith (i) the Company and certain parties controlled by Kelly E. Miller, C. E. Miller, Robert M. Boeve and/or Guardian Energy Management Corp. (collectively, the “Major Stockholders”) will transfer all proprietary rights in data with respect to Arm Dome, Grange Dome, Midway Dome and Richmond Dome, and (ii) the Company will execute and deliver a Master Geophysical Data-Use License substantially in the form hereto as Exhibit B, which will (a)

Exhibit 10.1

supercede any current data license agreements by and between the Company and Veritas, (b) provide for the option to pay a transfer fee in the amount of $1,645,767 or return the licensed data in the event of a change in control of the Company or an affiliate of the Company that is a licensee of any Veritas data, and (c) grant the Company and certain parties controlled by the Major Stockholders a license to the proprietary data described in clause (i) of this recital.

NOW, THEREFORE, in consideration of the premises and for good and valuable consideration, the adequacy, receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.  Amendment to Note.

(i) The Note is amended by deleting the introductory paragraph thereto in its entirety and substituting in lieu thereof the following:

FOR VALUE RECEIVED, MILLER EXPLORATION COMPANY, a Delaware corporation, promises to pay to the order of VERITAS DGC LAND, INC., a Delaware corporation, at 10300 Town Park, Houston, Texas 77072 (or such other place as the holder hereof may hereafter designate in writing), the principal sum of THREE MILLION SIX HUNDRED NINETY-SIX THOUSAND AND FORTY-ONE DOLLARS ($3,696,041), together with interest at the Stated Rate and subject to adjustments as provided in Section 4 hereof.

(ii) Section 1 of the Note is amended by deleting the following definitions in their entirety and substituting in lieu thereof the following:

“Amendment” means that certain First Amendment to Promissory Note, Warrant and Registration Rights Agreement dated July 18, 2000.

“Maturity Date” means December 31, 2002.

“Past Due Rate” means a rate per annum equal to twelve percent (12%).

(iii) Section 1 of the Note is also amended by adding the following new definition thereto: “Second Amendment” means this Amendment to the Note, dated June 28, 2002.

(iv) Section 3 of the Note is amended by deleting the current paragraph (c) thereof and replacing it with the following:

(c) From and after April 15, 2002, interest hereunder shall continue to accrue, and shall be payable on each October 15 and April 15 thereafter until the principal amount of the Note has been paid in full; provided, however, that no interest shall be due under this Section 3 if the Initial Principal Payment and each of the Additional Principal Payments due under Section 4 are timely made. For purposes of this Section 3 (c ), any Initial Principal Payment or Additional Principal Payment made during the seven (7) calendar day cure period provided for in Section 4(d) shall be deemed to have been timely made.

Exhibit 10.1

(v) The Note is further amended by deleting the current Section 4 therein and substituting in lieu thereof the following new Section 4:

4.  Other Payments. In addition to the other provisions of this Note regarding payment of the outstanding principal amounts hereunder, Maker covenants and agrees that:

(a) Maker shall make a payment of six hundred thousand dollars ($600,000) (the “Initial Principal Payment”) to Payee on the effective date of the Second Amendment to be applied toward repayment of the outstanding principal under the Note.

(b) Maker shall make six additional payments (each an “Additional Principal Payment”) of one hundred fifty thousand dollars ($150,000) each to Payee as set forth in this Section 4(b) for an aggregate amount of nine hundred thousand dollars ($900,000), which will be applied toward repayment of the outstanding principal under the Note. Each Additional Principal Payment shall be payable on or before the last day of each month commencing on July 31, 2002 and ending on December 31, 2002.

(c) In the event that the Initial Principal Payment and all Additional Principal Payments are timely made in accordance with this Section 4, following receipt of the final Additional Principal Payment on December 31, 2002, Payee shall forgive the remaining principal outstanding under the Note and any interest that had accrued from April 15, 2002.

(d) In the event that the Initial Principal Payment or any Additional Principal Payment is not paid in full within seven (7) calendar days from the date due under this Section 4, all principal due hereunder shall automatically be accelerated, and this Note shall be due and payable upon demand and shall accrue interest at the Past Due Rate until paid in full. This Section 4 shall be strictly construed, and Maker shall have no right to cure following the expiration of the seven (7) calendar day cure period set forth in the immediately preceding sentence.

2.  Amendment to Warrant.

(i) The title of the Warrant is amended by deleting the caption “Expiring on June 21, 2004, subject to extension,” and replacing it with “Expiring on July 31, 2004.”

(ii) The introductory paragraph of the Warrant is amended by deleting the final sentence thereof in its entirety and replacing it with the following:

This Warrant and all rights hereunder shall expire at 5:00 p.m., Houston, Texas time, on July 31, 2004.

(iii) Section 1 of the Warrant is amended by deleting the definitions for the following terms in their entirety and substituting in lieu thereof the following new definitions:

Exhibit 10.1

“Note” shall mean that certain promissory note of the Company issued on April 15, 1999, in the principal amount of $3,696,041 payable to Veritas, as amended on July 18, 2000, and June 28, 2002.

(iv) Section 1 of the Warrant is amended by adding the following new definition: “Second Amendment” means the amendment to the Warrant dated June 28, 2002.

(v) Section 2.1 of the Warrant is hereby amended by deleting the current Section 2.1 and substituting in lieu thereof the following Section 2.1

2.1 Term; Exercise Price. The Warrants represented hereby may be exercised by the holder hereof, in whole or in part, at any time and from time to time after the date hereof until 5:00 p.m., Houston, Texas time, on July 31, 2004 (“Term”). Subject to adjustment as provided in Article IV hereof, the exercise price for shares of Common Stock acquired under the Warrant shall be $0.01 per share (“Exercise Price”).

3.  Covenant—Future Leases. With respect to any and all future leases of oil, gas or other minerals entered into by Company or its successors or assigns or any of their respective affiliates on or before July 31, 2003, covering lands located in the United States (other than on the Blackfeet Indian Reservation) or waters contiguous to the United States, Company covenants and agrees with Veritas that, on or before thirty (30) days after the acquisition of any such lease and confirmation of marketable title, Company will grant, or cause to be granted to, Veritas, and overriding royalty interest in such lease in an amount equal to the greater of (x) one percent (1%) (net to Veritas) or (y) the difference between (1) lease burdens attributable to bona fide lease acquisition costs incurred to unrelated third parties and (2) twenty-five percent (25%), but in no event shall the overriding royalty interest be less than one percent (1%), pursuant to an Assignment of Overriding Royalty Interest substantially in the form attached hereto as Exhibit A and mutually acceptable to Company and Veritas, revised to reflect such minimum one percent (1%) overriding royalty interest . The Company agrees to use its commercially reasonable efforts to confirm marketable title as soon as practicable following acquisition of a lease.

4. Covenant—Transfer of Data. The Company shall transfer legal and beneficial title to the Data (as hereinafter defined) to Veritas on or before July 3, 2002. For purposes of this Amendment, the term “Data” shall include the originals or copies of the geophysical data and “Documents” related to the Arm Dome, Grange Dome, Midway Dome and Richmond Dome 3D Seismic Surveys. The seismic survey area is identified in the maps attached as Exhibit C. For purposes of this Amendment, the term “Documents” shall mean all permit documentation, all survey notes and SEG P1 files, all field tapes, reprocessed data, any available intermediate processing files (i.e. CDP gathers), all processing sequences, final stacked tapes and final migration tapes.

5.  Representations of Company. The Company hereby represents to, and agrees with, Veritas as follows:

(i) The Company is corporation duly organized, validly existing and in good standing to conduct business in the State of Delaware; and the Company has full power and authority to consummate the transactions contemplated hereunder.

Exhibit 10.1

(ii) Subject to the lien held by Bank One, N.A. (for which the Company shall obtain a release pursuant to Section 4 above, the Company has good and marketable title to the Data. The Data are free and clear of all liens, claims or encumbrances.

(iii) There are no existing material contracts, leases or agreements to which the Company is a party and which relate to or affect the Data or which may affect the business or operations of Veritas following the Closing (other than this Amendment, any other agreement contemplated by this Amendment, and the agreements listed on Exhibit D hereto).

(iv) The Company has no liabilities, whether accrued, unaccrued, absolute or contingent, with respect to the Data, which shall not be satisfied at or prior to the date the Data is transferred to Veritas.

(v) The Company has paid in full all taxes and assessments accrued, due or levied against it or against the Data. If such taxes and assessments have accrued or have been levied, but are not yet due, the Company will pay such taxes and assessments promptly when due.

(vi) There is no fact known to the Company which has not been previously disclosed to Veritas and which materially and or adversely affects, or which it can be reasonably expected in the future to materially and adversely to affect, the Data, or the business, prospects or affairs of Veritas as related to the Data.

(vii) The Company agrees to indemnify and hold harmless Veritas from any loss, cost, damage or expense, including reasonable attorneys’ fees, paid or incurred by Veritas as a result of the breach by the Company of any representation or warranty contained in this Amendment.

6.  Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be considered an original for all purposes, and all of which when taken together shall constitute a single counterpart instrument. Executed signature pages to any counterpart instrument may be detached and affixed to a single counterpart, with such single counterpart with multiple executed signature pages affixed thereto constituting the original counterpart instrument. All of those counterpart pages shall be read as though one, and they shall have the same force and effect as if all the signers had executed a single signature page.

7.  Notice of Amendment; Indemnification. Veritas hereby covenants and agrees that it will attach this Amendment to the Note and otherwise notify any potential transferee of the Note of the existence of this Amendment. Veritas also covenants and agrees to indemnify the Company from any and all damages, losses, claims, liabilities, demands, charges, suits, penalties, costs and expenses (including court costs and reasonable legal fees and expenses incurred in investigating and preparing for any litigation or proceeding) incurred by the Company in the event that Veritas transfers the Note without giving the notice required in the previous sentence.

8.  Reaffirmation. Except for the amendments to the Note and the Warrant expressly set forth herein, the Note, the Warrant, the Registration Rights Agreement and all other documents executed in connection therewith shall remain in full force and effect, and the Company and Veritas hereby restate and reaffirm all of the terms and provisions of the Note, the Warrant and such other

Exhibit 10.1

documents. This Amendment shall not affect the number of Warrant Shares currently issuable upon the exercise of the Warrant or the exercise price in connection therewith. The Company hereby represents that it is in compliance with the terms of the Registration Rights Agreement.

9.  Effective Date. This Amendment shall be effective when executed by each party hereto as of the date first written above.

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Exhibit 10.1

IN WITNESS WHERE, the parties hereto have executed this Amendment as of the date first written above.

MILLER EXPLORATION COMPANY

By:    /S/    KELLY E. MILLER
Name:    Kelly E. Miller
Title:    President & CEO

VERITAS DGC LAND, INC.

By:    /S/    KATHLEEN M. GUARINO
Name:    Kathleen M. Guarino
Title:    Vice President

Exhibit 10.1
EXHIBIT “A”

ASSIGNMENT OF OVERRIDING ROYALTY INTEREST

This Assignment of Overriding Royalty (this “Assignment”) is made and entered into by and between Miller Exploration Company (“Assignor”), with an office address located at 3104 Logan Valley Road, Traverse City, Michigan 49684, and Veritas DGC Land Inc. (“Assignee”), with an office address located at 1-300 Town Park, Houston, Texas 77072.

For and in consideration of One and No/100 Dollar ($1.00) and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and confessed, Assignor does hereby grant, bargain, sell, assign, convey, transfer, and deliver unto Assignee an overriding royalty interest (the “Overriding Royalty Interest”) in and to all oil, gas and other minerals (of every kind and character and whether similar or dissimilar), produced and saved from or attributable or allocable to the lands covered by all oil, gas and/or mineral leases (i) in which Assignor owns an interest, (ii) which cover lands located in Michigan, Mississippi and Alabama and (iii) which, as of the Effective Date (hereinafter defined), are not being held or perpetuated by the production of oil, gas or other minerals (collectively, the “Subject Leases”), including, without limitation, the oil, gas and/or mineral leases more particularly described on Exhibit “A-1” attached hereto and made a part hereof for all purposes, equal to the amount, with respect to each Subject Lease, by which (a) twenty-five percent (25%) exceeds (b) the total of the royalty reserved in such Subject Lease plus any validly existing overriding royalty interests or other similar interests burdening such Subject Lease which are properly documented or of record, as of the Effective Date, in the real property records of the county in which the lands covered by such Subject Lease are located.

The Overriding Royalty Interest herein conveyed shall cover, include and apply to any and all renewals or extensions of any of the Subject Leases or any leases taken in extension, renewal or replacement of any of the Subject Leases by Assignor or its affiliates or their respective successors or assigns or any of their respective affiliates for a period of 180 days with respect to Assignee and 60 days with respect to any subsequent assignee.

The Overriding Royalty Interest herein assigned shall be delivered to Assignee in kind or value at the mouth of the well, at Assignee’s election. The Overriding Royalty Interest herein shall be delivered free and clear of all costs and expenses of exploration, production, drilling, operation and development but shall be chargeable with its proportionate part of the expense of compression, dehydration, treatment, refining, gathering, transportation, processing, delivering, and marketing of the gross production and other taxes properly assessable thereto. If (i) any of the Subject Leases shall cover less than the full and undivided oil, gas and other mineral estate or (ii) Assignor’s interest in any of the Subject Leases covers less than the full and undivided oil, gas and other mineral estate, then the Overriding Royalty Interest herein assigned shall as to such Subject Lease be proportionately reduced. This Assignment is made without warranty of title, either express or implied.

It is the intention of Assignor to assign to Assignee and Assignor does hereby so assign and convey to Assignee, the Overriding Royalty Interest in and to all of the Subject Leases. It is also the intention of Assignor to assign and Assignor does hereby assign the Overriding Royalty

Exhibit 10.1

Interest in and to all of the Subject Leases and lands covered thereby whether such lease is described and listed on Exhibit “A-1” or not. In the event that a Subject Lease or an undivided interest therein is owned by Assignor and not referenced on Exhibit “A-1”, Assignor does hereby agree to execute any correction or additional assignments which would be necessary in order to properly evidence the intention of this Assignment.

To the extent received by Assignor, all payments which become due Assignee under the provisions hereof shall be paid to Assignee on or before the 25th day of the second month following the month in which the production occurred. Any amount not paid by Assignor to Assignee when due shall bear, and Assignor will pay to Assignee, interest on such past due amount at a rate equal to the lesser of (i) eighteen percent (18%) per annum or (ii) the maximum non-usurious rate allowable by applicable law from the date such payment was due until actually paid. Notwithstanding the foregoing, Assignee may require that third parties make any payments due to Assignee pursuant to this Assignment directly to Assignee.

Assignor shall at all times maintain true and correct books and records sufficient to determine the amounts payable to Assignee hereunder. Such books and records shall be open for inspection and copying by Assignee at the office of Assignor during normal business hours.

The terms, provisions and conditions of this Assignment shall constitute covenants running with the lands and rights hereby conveyed and shall extend to and be binding upon Assignor and Assignee and their respective successors, assigns and legal representatives.

Page 2 or 4

Exhibit 10.1

IN WITNESS WHEREOF, this Assignment is executed and delivered on the date of the acknowledgement set forth below, to be effective for all purposes, however, as of the 28th day of June, 2002 (the “Effective Date”).

MILLER EXPLORATION COMPANY

/s/    KELLY E. MILLER
By:
Kelly E. Miller, President & CEO

Exhibit 10.1

STATE OF MICHIGAN COUNTY OF GRAND TRAVERSE	}

This instrument was acknowledged before me this 28th day of June , 2002, by Kelly E. Miller , as President & CEO of Miller Exploration Company.

My Commission expires:
Susan E. Carscadden Notary Public

December 18, 2004	Grand Traverse County, Michigan

Exhibit 10.1

EXHIBIT “B”

MASTER GEOPHYSICAL DATA-USE LICENSE
(Multiple Transaction / U.S. Land)

This Master Geophysical Data-Use License (the “License”) is dated effective this 28th day of June, 2002, between VERITAS LAND SURVEYS, a division of Veritas DGC Land Inc., a corporation formed and existing under the laws of the State of Delaware (hereinafter “Veritas”) and MILLER EXPLORATION COMPANY, a corporation formed and existing under the laws of the State of Delaware (hereinafter “Licensee”).

VERITAS’ DATA IS BEING LICENSED, NOT SOLD. VERITAS IS NOT SELLING OR TRANSFERRING TITLE TO THE LICENSED DATA TO LICENSE.

FOR SUFFICIENT VALUABLE CONSIDERATION RECEIVED, and in further consideration of the mutual benefits to be derived and the representations and warranties, conditions and promises herein contained, Veritas and licensee agree as follows:

GENERAL:    The parties agree that all previous license agreements executed between Licensee and Veritas or any related entity or predecessor of Veritas are superseded by this License. Further, and for the sake of clarity, the parties agree that all data previously licensed by Licensee from Veritas or any related entity or predecessor of Veritas are considered Licensed Data (as defined in section 1, below) and subject to all terms of this License.

1.  Ownership.    Veritas owns or otherwise has the right to license to others the right to use certain geophysical data and products described in the attached Supplement No. 1 and in each subsequent written supplement to this License substantially in the form of Supplement No. 1 (the “licensed Data”). The term “Licensed Data” as used herein also includes any derivatives or products of or enhancements to the Licensed Data made by or for Licensee, specifically including Modified Data as defined in Section 5.1.1 below. Licensee acknowledges that the Licensed Data constitutes a trade secret and a valuable property right of Veritas. Licensee acknowledges that Veritas is free to license, use, sell, trade or otherwise dispose of the Licensed Data with or to others upon such terms and conditions as Veritas may elect. Licensee further acknowledges that sole and exclusive title to and ownership of rights in the Licensed Data will at all times remain in Veritas, and Licensee will acquire, under the terms hereof, only a non-exclusive, nontransferable, revocable and royalty-free right and license to use the Licensed Data, on the terms provided herein. Maps based on the interpretation of the Licensed Data are not derivatives and are not subject to the restrictions of this License.

2.  Supplements.    Written supplement to this License, substantially in the form of the attached Supplement No. 1 attached hereto, may be executed and delivered by Licensee and Veritas, one tothe other, from time to time. Each Supplement will be sequentially numbered and, upon execution of the same by both parties, will constitute a grant, subject to the terms and provisions of this License, of a non-exclusive, nontransferable, revocable and royalty-free right

Exhibit 10.1

and license to use the Licensed Data described in the Supplement for the license fees and on the payment terms and other special conditions of the Supplement. In the absence of executing a formal supplement in the form attached, the Parties may, from time to time, supplement this License by means of any written document signed by both parties or by means of any written document signed by one Party which is accepted in a separate written document signed by the other Party. As used in this License, the term “Supplement” means any written document signed by both Parties (including a formal supplement in the form attached) and any written document signed by one Party which is confirmed or accepted in a writing signed by the other Party, the effect of which is to supplement this License.

3.  Licensee Rights.    Licensee is granted, in consideration of and subject to Licensee’s payment obligations as set out in the attached Supplement(s), the following limited rights to use the Licensed Data internally for the benefit of Licensee:

3.1  To load the Licensed Data onto Licensee’s own internal computer system (“Authorized System”);

3.2  To use, manipulate (including reformatting and reprocessing ONLY as permitted in Section 7) and interpret the Licensed Data solely for the internal needs of the Licensee’s business;

3.3  To store, transmit, and display the Licensed Data on workstations or other internal machines that are part of the Authorized System in connection with Licensee’s authorized use of the Licensed Data;

3.4  To make copies of the Licensed Data on the Authorized System for Licensee’s internal use and business purposed only if Veritas’ proprietary and copyright legends as described in Section 8.3 are included in all such authorized copies of the Licensed Data and Licensee shall keep accurate records of the location of such copies; and            ,

3.5  To show or disclose the Licensed Data to third parties ONLY as expressly permitted in Sections 5 and 6 below.

Any other use of the Licensed Data is not authorized and is a breach of this License. This License will automatically terminate, without any action by Veritas, in the event of any unauthorized use of the License Data.

4.  Term and Termination

4.1  This License is effective upon delivery of any Licensed Data to Licensee. This License will continue as to each Supplement for Twenty-five (25) years from the date of delivery of Licensed Data thereunder, unless sooner terminated as provided in this License.

4.2  This License and the rights granted licensee will terminate immediately upon the occurrence of any of the following events, without any action by Veritas:

Exhibit 10.1

4.2.1    Breach of any of the provisions as provided in Sections 3, 5, 6.5, 8 and 13.

4.2.2    Licensee fails to cure any other breach of this License within thirty (30) days after receipt of written notice from Veritas describing the breach.

4.2.3    Licensee is unable to pay its debts when due or Licensee (a) makes an assignment for the benefit of creditors, (b) files a petition for relief under federal bankruptcy laws or the insolvency laws of any jurisdiction, or (c) has or allows a receiver or trustee to be appointed for Licensee’s business or property.

4.3    Veritas may terminate this License upon ten (10) days’ written notice to Licensee, if Licensee fails to pay when due any amount due Veritas under this License or any Supplement.

4.4    Upon Termination of this License, or any Supplement, for any reason, all rights granted to License will terminate. Promptly upon termination of this License, or of any Supplement, for any reason, or upon discontinuance or abandonment of Licensee’s possession or use of the Licensed Data, Licensee must return to Veritas all copies of the Licensed Data and any physical manifestation thereof in Licensee’s possession, custody or control (whether modified or unmodified), unless Veritas requests in writing that Licensee destroy such licensed Data or physical manifestations thereof. In the event any such Licensed Data or physical manifestations thereof are not then in the possession of Licensee, Licensee must provide to Veritas a full accounting of the disposition of same by Licensee. Licensee agrees, upon Veritas’ request, to deliver to Veritas a certificate signed by a duly authorized officer or directory certifying Licensee’s compliance with this requirement. The termination of this License or any Supplement will be without prejudice to the rights of the parties accrued to the date of such termination. Veritas will not reimburse Licensee for nay amount paid under this License in the event the License terminates as provided above.

5.  Use by Third Parties.

5.1 Consultants

5.1.1    The Licensed Data, including the results of any reformatting, processing and/or reprocessing of the licensed Data and/or any interpretations thereof (the “Modified Data”), may be made available to Consultants of Licensee for the purpose of preparing interpretations of the Licensed Data for the exclusive use of Licensee (and not for the use or sale of or transfer to others by the Consultant), provided the consultant agrees in writing to maintain the Licensed Data and the Modified Data in strict confidence as provided herein and to return the same to Licensee at the completion of the work for which Consultant has been engaged. Licensee will furnish Veritas with copies of such confidentiality

Exhibit 10.1

agreements, upon request. Copies of the Licensed Data or the Modified Data may, subject to the foregoing, be temporarily removed to the premises of such Consultants.

5.1.2    The term “Consultants” is limited to those persons or entities who/which (i) are bona fide, recognized consultants in the geophysical industry, (ii) are not in the business (and are not related to others which are in the business) of exploring for or producing hydrocarbons or marketing geophysical data, (iii) are not prospective customers of Veritas, and (iv) are not competitors of Veritas. The term “Consultants” does not include any person or entity that, directly or indirectly, has or will have a working interest or an economic interest in excess of a five percent (5%) overriding royalty interest in the properties to which the Licensed Data and the consulting services relate.

5.2    Processors. The Licensed Data may be made available to Licensee’s Licensed Data processors for the purpose of reformatting, processing or reprocessing the Licensed Data for the exclusive use of Licensee, provided Licensee’s data processor agrees in writing to maintain the Licensed Data in confidence as provide herein and to return the Licensed Data to Licensee at the completion of the work for which the data processor has been engaged. All Modified Data will be marked as provided in Section 8.3 below. License will furnish Veritas with copies of such confidentiality agreements upon request. Copies of the Licensed Data may, subject to the foregoing, be temporarily re-located to the premises of such processors.

5.3    Storage Contractors. The Licensed Data may be delivered to the custody of bona fide contractors which are in the business of providing central storage facilities and retrieval services, as well as electronic data bases for geophysical data (“Storage Contractors”), provided that such contractors (a) are not, directly or indirectly through an entity related to them, in the business of exploring for or producing hydrocarbons, (b) are not competitors of Veritas, and (c) agree in writing to maintain the Licensed Data in strict confidence as provided herein and to make such Licensed Data available only to Licensee or those authorized by Licensee as provided herein. Licensee will provide copies of such confidentiality agreements to Veritas, upon request. Notwithstanding the foregoing, Veritas agrees that Evans Geophysical of Suttons Bay, Michigan is an acceptable storage facility.

5.4    Prospective participants and Prospective Purchasers

5.4.1    Licensed Data may be shown by Licensee to its prospective investors, lenders, and participant in farm-outs, exploration or development projects, areas of mutual interest, operating units, joint acquisition of acreage and similar arrangements (“Prospective Participants”) in a geophysically localized area related to a single prospect (or: 10 square miles) covered by the Licensed Data, or a portion thereof, for the sole purpose of allowing such Prospective

Exhibit 10.1

Participants to evaluate their possible participation in such ventures. Disclosures to Prospective Participants will be subject to the conditions and restrictions of Section 5.5 below.

5.4.2    In the event a Prospective Participant becomes a member of an exploration group (described in Section 5.8 below) the rights of access to the Licensed Data of such member will cease unless and until such party has obtained a use-license from and paid the applicable license fee to Veritas.

5.4.3    The Licensed Data may be shown by Licensee to entities or individuals (acting alone or as part of an affiliated group) having a bona fide interest in acquiring (a) all or substantially all of Licensees oil and gas assets, or (b) a controlling portion of Licensee’s voting securities, each including Licensee’s right to use the Licensed Data (“Prospective Purchasers”), for the sole purpose for evaluating their possible acquisition. Disclosures to Prospective Purchasers will be subject to the conditions and restrictions of Sections 5.5 below.

5.5    Disclosure Restrictions. The Licensed Data may be viewed by Prospective Participants and Prospective Purchasers, as provide for in Sections 5.4.1 and 5.4.3 above, in accordance with the following:

5.5.1    Disclosure will be limited to such portions of the Licensed Data directly pertaining to the geographic area or geophysical prospect under negotiation or evaluation, and only on Licensee’s premises, in a secure environment under the direct supervision and control of Licensee. A secure environment is one in which any party viewing the Licensed Data will be unable to transcribe, copy or photocopy, or otherwise leave the Licensee’s premises with information comparable to having a copy of any portion or all of the Licensed Data. Should the disclosure be made via an electronic medium, the Licensee will oversee access and take all necessary steps to insure that the electronic medium will not allow copying or transfer of the Licensed Data to any other site or media.

5.5.2    Each such party to whom Licensed Data may be disclosed must agree in writing to maintain the Licensed Data in confidence as provided herein. Copies of such confidentiality agreements will be provided to Veritas upon request. Licensee will not provide any such party a copy of any of the Licensed Data or any portion thereof, and will not allow any such party to make, retain or remove from Licensee’s premises any copy thereof.

Exhibit 10.1

5.5.3    Licensee will not allow any such party to view the Licensed Data, whether in single or multiple viewing sessions, for more than 6 hours in the aggregate for all viewing sessions in respect of any one geophysical prospect or geographic area under evaluation or negotiation.

5.5.4    Licensee will use reasonable efforts to prevent third parties to which it discloses any Licensed Data or Modified Data from (i) confirming a prospect by independently working the Licensed Data or (ii) preparing a basinal or regional interpretation thereof. For the sake of clarity, Licensed Data may be shown to a third party only for the purpose of confirming a prospect being shown by the licensee, subject to all disclosure restrictions herein. Licensee shall not allow such third parties to possess, work or interpret the Licensed Data.

5.5.5    If Licensee wishes to allow a third party to view Licensed Data for a period exceeding the maximum time set forth in Section 5.5.3 above, Licensee must ask Veritas for permission to do so, giving Veritas the reasons for the request. Veritas may withhold its permission for any or no reason. Any permission granted by Veritas will be effective only if given in writing.

5.5.6    Prospective Participants or Prospective Purchasers to whom disclosure is made under this Section 5.5 must be advised by Licensee that rights to use or copies of Licensed Data will not be included as part of any participation agreement with or acquisition of assets or securities of Licensee unless and until such Prospective Participants or Prospective purchasers make a separate agreement with Veritas.

5.6    Government Agencies. The Licensed Data may be disclosed by Licensee to government agencies (federal or state) only to the extent such disclosure is specifically required, in the opinion of Licensee’s counsel, by law or contract. Licensee agrees to immediately inform Veritas upon the receipt of any request or demand for disclosure made upon Licensee by a government agency. Veritas and Licensee will then discuss the legitimacy of the request or demand and determine the Licensed Data affected thereby. Only that portion of the Licensed Data subject to the governmental demand will be disclosed.

5.7    Related Entities.

5.7.1    Licensee may transfer to any “Related Entity” (defined below) the same use rights and physical possession of the Licensed Data and Modified Data as Licensee has under this License: (a) if the transferee is a Related Entity at the date of this License; or (b) if

Exhibit 10.1

the transferee is a Related Entity later formed by Licensee or its parent company solely as the result of internal reorganization of Licensee, provided that Veritas is given prior written notice of any such transfer; and (c) such Related Entity is not and will not be a competitor of Veritas or engage in the marketing, consulting or distribution of geophysical data. If any such entity ceases to be a Related Entity to Licensee or becomes a competitor of Veritas or engages in the marketing, consulting or distribution of geophysical data, then all use rights of that entity in such Licensed Data will automatically terminate and physical possession of the Licensed Data and all physical manifestations thereof then in the possession of such entity must immediately be returned to Licensee.

5.7.2    The term “Related Entity” means any individual, corporation, partnership, trust or other entity which (a) the Licensee either owns or otherwise controls, (b) owns or otherwise controls Licensee or (c) is under common ownership or control with Licensee by another entity. “Ownership” or “Owns” means, in the case of a corporation or other entity that issues voting securities, at least 80% (or such lesser percentage which results in actual de facto control) of the outstanding common stock or other voting securities and, in the case of a partnership, trust or other entity, at least 80% (or such lesser percentage which results in actual, de facto control) of the interest in the profits thereof. “Control” means the ability to control or determine the management of the entity in question, whether by the election of a majority of the members of the Board of Directors or other governing body of such entity or by any other means.

5.8    Exploration Groups.

5.8.1    If Licensee forms or becomes part of or is presently part of an Exploration Group in the geographical area covered by any of the Licensed Data, each member of that group that has not previously been granted a license to use such Licensed Data will be required to obtain a license from Veritas and pay the License fee for group members shown on the applicable Supplement or, if no group rate is so specified, at a rate determined by Veritas, if such other members intend to view, possess, work or interpret the Licensed Data. The creation or existence of an Exploration Group does not result in the creation of separate Licenses for each group member, there being but one License to Licensee, with the rights of the other group members to use the Licensed Data arising only by each of them acquiring separate use-license. Group members are not permitted to receive copies of or to use or interpret any of the

Exhibit 10.1

Licensed Data or Modified Data without first obtaining a use-license.

The term “Exploration Group” means those individuals, companies or other entities that have a contractual agreement to which Licensee is a party, to explore, lease or develop areas of interest, operating units or are otherwise joining together to jointly acquire or utilize seismic data or the Licensed Data and are not joining together merely to acquire the Licensed Data for their individual use. Any individual, company or other entity that is a member of the Exploration Group at the time of any application to license acreage in the geographical area covered by any of the Licensed Data or who obtains an interest in such acreage as part of the Exploration Group, must license all the data licensed by the other members of the Exploration Group.

5.8.2    In the event the membership of a member of an Exploration Group terminates for any reason, voluntarily or involuntarily, Licensee will notify Veritas within ten (10) days. Immediately upon such membership termination, such terminated member’s use-license will automatically terminate, without any action by Veritas, unless the terminated member pays to Veritas upon demand an additional fee equal to the difference, if any, between (a) the license fee, if any, actually paid by the terminated member upon admission to the Exploration Group and (b) the amount Veritas is then customarily charging single users for a use-license for the Licensed Data.

6.  Acquisition/Mergers

6.1    If, after the date of this License, an unrelated (to Licensee) third party or an entity related to it (the “acquiring entity”) acquires Ownership or Control (as those terms are defined in Sub-Section 5.7.2 above) of all or substantially all of the assets of Licensee (or its ultimate parent company) or the voting securities of Licensee (or its ultimate parent company) by purchase, combination, merger, trade, bankruptcy reorganization or otherwise, and, if the acquiring entity is not prior to such acquisition in the Exploration Business, then the License will continue and not transfer fee will be payable by Licensee or such third party.

6.1.1    The term “Exploration Business” means the business of exploring for, developing or producing hydrocarbons or acquiring, licensing, brokering or otherwise dealing with geophysical licensed data.

6.2    However, if the acquiring entity is, prior to such acquisition, engaged in the Exploration Business, then this License will automatically terminate, without any action by Veritas, unless

6.2.1    the acquiring entity owns a use-license to the Licensed Data at the time it

Exhibit 10.1

acquires Ownership or Control; or

6.2.2    Licensee notifies Veritas within ten (10) business days after the closing of such acquisition and Licensee or such acquiring entity pays to Veritas upon demand the Transfer Fee. As used herein, “Transfer Fee” shall mean that amount shown on the applicable Supplement, or if not such transfer fee is so shown, that amount established by Veritas in its sole discretion which does not exceed fifty percent (50%) of the consideration actually paid by or due from Licensee for the Licensed Data.

If the acquiring entity elects not to utilize the Licensed Data, then the acquiring entity will so advise Veritas, in writing, and return any physical manifestations of such Licensed Data to Veritas and provide Veritas with a written certification that the Licensed Data has been purged from all internal computer systems, including workstations, of Licensee and/or the acquiring entity and the License shall terminate.

6.3    In the event Veritas, either itself or through a third party contractor, is in the process of or has committed to and/or expended significant monies and/or resources to acquire Licensed Data, the fact that Licensee is acquired, either directly or indirectly, by an unrelated third party prior to the date that the Licensed Data has been acquired, processed and delivered to Licensee under the terms hereof, will not qualify the acquiring party as Related Entity (to Licensee) for the purpose of avoiding the payment of a transfer fee as provided above.

6.4    The provisions hereof will not apply to situations in which the voting securities of Licensee (or its ultimate parent) are publicly traded and the ownership of such securities changes over time in the normal course of business, unless, however, Ownership or Control of Licensee (or its parent) becomes, after the date hereof, concentrated in one unrelated third party or more than one such third parties acting together and one or more of such parties is engaged in Exploration business, in which case the provisions of Section 6.2 will apply.

7.  Reprocessing. Licensee will have the right to reformat, reprocess and/or interpret the Licensed Data using software or other technology and the resulting Modified Data, as stated above, will thereafter be considered Licensed Data and subject to the same restrictions regarding confidentiality, use, disclosure and transfer as the licensed Data covered hereby, and so marked to indicate such restrictions; provided, however, that Licensee will be under no obligation to disclose or provide copies of such Modified Data (including reformatted, reprocessed Licensed Data or any interpretation thereof) to Veritas, except as otherwise provided herein.

8.  Proprietary Protection and Confidentiality. Licensee acknowledges that the Licensed Data is confidential contains unpublished proprietary information of Veritas and constitutes a trade secret of Veritas of significant value.

8.1    Licensee agrees to hold the Licensed Data in strict confidence and will not disclose

Exhibit 10.1

it, wither during or after the termination of this License, (a) to employees of Licensee, except to the extent necessary for them to perform their assigned duties, (b) to outside auditors and counsel, except to the extent necessary for them to perform their respective duties to the Licensee, (c) except as required by law or regulatory or judicial order, or (d) to any third party, except as is specifically permitted in this License and then, in any such case, only pursuant to written confidentiality agreements obligating those parties to observe the conditions of this License, including, without limitation, the duties of confidentiality and protection of this Section 8.

8.2    Licensee will keep the Licensed Data in a secure place under access and use restrictions designed to prevent disclosure of the Licensed Data to unauthorized parties. Licensee will take all commercially reasonable efforts to protect the Licensed Data from being accessed by unauthorized third party. Licensee will promptly notify Veritas in writing of any loss, theft or unauthorized disclosure or use of the Licensed Data. Licensee will also keep the Licensed Data free and clear of all claims, liens, and encumbrances and will not sell, lease, license, pledge or hypothecate the Licensed Data.

8.3    Licensee may make copies of the Licensed Data, including Modified Data, ONLY as authorized in this License. All copies will bear notice of the restricted use of the Licensed Data on the Licensed Data (including any Modified Data) or its container. Such “Notice” will provide as follows:

WARNING

This data is proprietary to and a trade secret of Veritas Land Surveys (“Veritas”). Use of this data is restricted to companies holding a valid license from Veritas and is subject to the confidentiality terms of that license.

The notice must not be removed, obliterated, concealed or otherwise obscured by Licensee or, to the extent such disclosure or transfer is permitted by this License, those to whom the Licensed Data is disclosed or transferred.

8.4    Licensee acknowledges that, in the event of Licensee’s breach of any of the foregoing provisions, Veritas will not have an adequate remedy in damages. Notwithstanding the provisions of Section 11 to the contrary, Veritas will therefore be entitled to obtain an injunction against such breach from any court of competent jurisdiction immediately upon request. Veritas’ right to obtain injunctive relief will not limit its right to seek further remedies.

9.  Warranties and Disclaimers

9.1    Veritas warrants, for licensee’s benefit alone, only that it owns or controls the ownership rights in the Licensed Data and has full authority and power to grant to Licensee the use rights covered by this license. Veritas assumes all liabilities which may arise out of its activities in acquiring and processing the Licensed Data, and agrees to indemnify, defend and

Exhibit 10.1

hold Licensee alone harmless from any claims, actions, or damages, including attorney’s fees and expenses, arising out of such activities, provided Licensee notifies Veritas promptly in writing of any such claims against it and gives Veritas authority, information and assistance (at Veritas’ expense) for the defense or assistance in the defense of such proceedings.

9.2    Part or all of the Licensed Data may be recorded in one of the industry standard raw seismic data formats, SEG-D or SEG-Y. These formats contain data fields with only two digits for reporting the year of the survey. When any data recorded in either SEG-D or SEG-Y format is processed by Licensee, Licensee must insure that adequate steps are taken to accommodate any such two-digit year data. Veritas disclaims any and all liability for any direct or indirect damages of any type suffered by Licensee due to the presence of two-digit year data in any Licensed Data recorded in SEG-D or SEG-Y format, including, but not limited to, loss of or damage to the data itself or loss or damage to Licensee’s equipment, software or other data. WITHOUT LIMITING THE FOREGOING, VERITAS DISCLAIMS ANY AND ALL WARRANTIES, EITHER EXPRESS OR IMPLIED, THAT ANY DATA RECORDED IN SEG-D OR SEG-Y FORMAT IS “YEAR 2000” OR “Y2K” COMPLIANT INCLUDING SPECIFICALLY THE WARRANTIES OF FITNESS FOR A PARTICULAR PURPOSE AND MERCHANTABILITY.

9.3    LICENSEE ACKNOWLEDGES IT IS ACCEPTING ALL LICENSED DATA “AS IS” AND VERITAS MAKES NOT REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, IN RESPECT TO THE ACCURACY OR USEFULNESS OF SUCH LICENSED DATA OR OTHERWISE AND ANY SUCH IMPLIED WARRANTIES OR REPRESENTATIONS ARE HEREBY EXPRESSLY NEGATED, INCLUDING SPECIFICALLY THE WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. SUCH LICENSED DATA IS DELIVERED HEREUNDER WITH THE EXPLICIT UNDERSTANDING AND AGREEMENT OF LICENSEE THAT ANY ACTION TAKEN OR EXPENDITURES MADE BY LICENSEE AND ITS RELATED ENTITIES AND MEMBERS OF ITS EXPLORATION GROUP BASED ON ITS OR THEIR EXAMINATION, EVALUATION, INTERPRETATION OR USE OF THE LICENSED DATA WILL BE AT ITS OWN RISK AND LICENSEE AND SUCH OTHER PARTIES RELEASE VERITAS FROM ANY LIABILITY AS A CONSEQUENCE THEREOF.

9.4    NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREINABOVE, VERITAS WILL IN NO EVENT BE LIABLE TO LICENSEE OR THE OTHER PARTIES REFERENCED IN SECTION 9.3 ABOVE FOR PUNITIVE, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES RESULTING FROM OR ARISING OUT OF THIS LICENSE OR THE USE BY LICENSEE OR SUCH OTHER PARTIES OF THE LICENSED DATA, INCLUDING, WITHOUT LIMITATION, LOSS OF PROFIT OR BUSINESS INTERRUPTION, HOWEVER SAME MAY BE CAUSED. EXCEPT FOR THE INDEMNITY CONTAINED IN SECTION 9.1, VERITAS’ LIABILITY TO LICENSEE FOR ANY CLAIMS RELATED TO THE LICENSED DATA WILL NOT EXCEED THE TOTAL AMOUNT OF LICENSE FEES RECEIVED BY VERITAS UNDER THIS LICENSE.

10.  Remedies.

Exhibit 10.1

10.1    If Veritas is required to engage the services of a collection agency or attorney to enforce its rights under this License, including an arbitration or an action for damages, declaratory judgment or injunction, Veritas will be entitled to recover, in addition to any other costs and relief that may be granted by the arbitrator or court in any such action, reasonable attorney’s fees and other costs of collection, as well as court costs and other fees and expenses incurred by reason of such engagement. That recovery will include court costs and attorney’s fees incurred by Veritas during any appeal.

10.2    The rights and remedies granted in this License to Veritas in the event of default are cumulative and the exercise of any of those rights and remedies will be without prejudice to the enforcement of any other right or remedy, including without limitation injunctive relief and specific enforcement, available by law or in equity or authorized by this License.

11.  Dispute Resolution. Except as otherwise provided for in Section 8.4, the parties will attempt in good faith to resolve any controversy or claim arising out of or relating to this License by negotiations between senior executives of Veritas and Licensee who have authority to resolve the dispute. If such a claim or controversy has not been resolved within ten (10) business days of its presentation to such senior executives, then the dispute will be submitted to and settled by arbitration in accordance with the provisions of the Federal Arbitration Act, 9 U.S.C. §§ 1-15, as amended [Tex. Civ. Prac. & Rem. Code, Sections 171.0001, et seq.]. The parties to this License will meet within twenty (20) days after a request for arbitration has been made to select a mutually agreeable arbitrator to hear and determine such disputes, and if the parties should be unable to agree, then the parties may petition to the United States District Court for the Southern District of Texas to choose an arbitrator from a panel made up of experienced arbitrators selected pursuant to the procedures of the American Arbitration Association (the “AAA”) and, once chosen, the arbitrator’s decision (which will be in writing and issued to each party) will be final, binding and conclusive upon the parties to this License. Evidence may be admitted or excluded in the sole discretion of the arbitrator. The fees and expense of the arbitrator will be shared equally by the parties. The terms of the Commercial Arbitration rules of AAA will apply except to the extend they conflict with the provisions of this paragraph. All arbitration proceedings will take place in Houston, Texas. Either party may petition the United States District Court for the Southern District of Texas for a judgment to be entered upon any award entered through any arbitration proceedings hereunder.

12.  Copies of Licensed Data /Purchase of Other Products. Licensee may obtain, by paying Veritas’ prices then in effect for duplication, a duplicate copy of the Licensed Data in the form as actually delivered to Licensee under the applicable supplement (the “As Delivered Data”), provided that such data is still available at that time in that form. In the event Licensee desires to purchase data within the geographical area covered by any of the Licensed Data other than a copy of the As Delivered Data or such As Delivered Data is not available, Licensee may purchase from Veritas other data or data products (including field data, other intermediate data, re-processed data, or AVO, post-stack or pre-stack migrated data) in the geographical area covered by any of the Licensed Data at a price and on terms to be mutually agreed.

13.  Assignment. Except as expressly authorized hereinabove, Licensee will not assign this

Exhibit 10.1

License, in whole or in part, or transfer its rights or obligations hereunder, without the prior written consent of Veritas, which approval may be withheld for any or no reason in Veritas’ sole discretion. Any purported transfer of this License, or any rights or obligations hereunder, without Veritas’ prior written consent, will be void and will cause this License to automatically terminate without any action by Veritas.

14.  Notice. All notices permitted or required to be given under the terms of this License must be in writing and may be sent by mail, post prepaid, telecopier, telefax, e-mail, or other electronic means or by commercial courier/messenger service addressed to the respective parties hereto at their respective addresses shown below:

Veritas: 10300 Town Park Houston, TX 77072 Attn: Deanna Goodwin, VP Land Surveys	Licensee: 3104 Logan Valley Road Traverse City, MI 49684 Attn: Kelly E. Miller, President & CEO

or at such other address as may be designated in accordance with this Notice provision. Notices will be effective upon receipt. Either party may change its address for notice purposes at any time upon giving written notice specifying such new address and the effective date of such address change to the other party, as provided above.

15.  Waiver. No waiver by either party, express or implied, or any breach of any term, condition, or obligation of this License by either party will be construed as a waiver of any subsequent breach of any term, condition, or obligation of this License, whether of the same or different nature.

16.  Governing Law. This License will be governed by and construed in accordance with the internal laws, and not the law of conflicts, of the State of Texas.

17.  Entire Agreement and Amendment. This License (including its Exhibits and any Supplements) is the complete and exclusive statement of the terms of the agreement among the parties with respect to the subject matter hereof and it supersedes all prior written or oral agreements between the parties with respect to the subject matter hereof. No modification of this License will be binding unless it is in writing and signed by an authorized representative of the party against whom enforcement is sought.

18.  Severability. In the event that any of the terms of this License is, becomes, or is declared to be invalid or void by any court or tribunal of competent jurisdiction, such term or terms will be null and void and will be deemed severed from this License and all the remaining terms of this License will remain in full force and effect.

19.  Payments and Taxes. All charges payable hereunder, or under any Supplement, unless

Exhibit 10.1

otherwise set out, will be payable in U.S. dollars and will be due upon receipt of Veritas’ invoice, and payable in Houston, Texas, at the address indicated for payment on Veritas’ invoice. Any unpaid balance(s) more than thirty (30) days past due will bear interest at the rate of one percent (1%) per month on the unpaid balance from the date payment is due until paid. Any sales, gross receipts, value added, use or similar tax levied or assessed against Licensor as a consequence of this License will be for the account of Licensee.

20.  Survival. The provisions of Sections 1, 8, 9, 10, 11, 16 and 19 will survive termination of this License.

IN WITNESS WHEREOF, the parties have caused this Master Geophysical Data-Use License to be executed as of the date first above written.

Veritas: /S/ KATHLEEN M. GUARINO By: Vice President Title: June 28, 2002 Date:	Licensee: /S/ KELLY E. MILLER By: President & CEO Title: June 28, 2002 Date: